Exhibit 99.1

Carpenter Technology Reports Fiscal Fourth Quarter and Full Year Results

  Fourth quarter sales from continuing operations up 4% from prior year to $556.3 million and up 12%, net of surcharges, to $391.3 million
  Fourth quarter net income from continuing operations of $46.9 million or $1.01 per share which includes a special reserve for litigation matters of $0.08 per share
  Record full year EPS from continuing operations of $4.31 per share
  Record full year sales from continuing operations of $1.953 billion
  Full year free cash flow of $112 million excluding acquisition and divestitures
  Net income of $1.15 per share for fourth quarter and $5.89 per share for fiscal year which includes income from divested businesses

WYOMISSING, Pa.--(BUSINESS WIRE)--Carpenter Technology Corporation (NYSE:CRS) today reported net income from continuing operations of $46.9 million or $1.01 per diluted share for the fiscal fourth quarter ended June 30, 2008, which includes a special increase in reserves for litigation matters of $0.08 per diluted share. This compares with net income from continuing operations a year earlier of $58.9 million or $1.12 per diluted share.

Financial highlights for the fourth quarter and full fiscal year include:

(millions, except EPS & pounds shipped)	4Q 2008	4Q 2007	FY 2008	FY 2007
Net Sales	$556.3	$533.2	$1,953.5	$1,839.0
Net Sales excluding surcharge (a)	$391.3	$349.5	$1,369.0	$1,316.7
Income from continuing operations	$46.9	$58.9	$209.9	$215.2
Net income	$53.4	$61.3	$287.1	$227.2
Diluted EPS from continuing operations	$1.01	$1.12	$4.31	$4.09
Diluted EPS	$1.15	$1.17	$5.89	$4.32
Free cash flow excluding sale and acquisition of businesses (a)	$61.7	$101.1	$111.8	$202.3
Pounds sold (000)	65,028	56,382	223,460	229,072

(a) non-GAAP financial measure that is explained in the attached tables

“We finished the year with good growth momentum due to strong demand in the global energy and aerospace markets, and improving demand in our industrial and consumer businesses. Our international sales also continued to grow at a double-digit rate year on year, and now account for 34% of total annual sales,” said Anne Stevens, chairman, president and chief executive officer. “We were pleased to achieve record full year EPS results for the fourth consecutive year. We continue to drive operational excellence initiatives to improve our results, and expect to complete the expansion of our premium melt facilities by the turn of the calendar year, which will provide needed additional capacity.”

Fourth Quarter Results

Net sales from continuing operations for the fourth quarter were $556.3 million, or 4 percent higher than a year ago. Excluding surcharge revenue, net sales from continuing operations were $391.3 million, 12 percent higher than last year.

Pounds sold in the fourth quarter were 15 percent above the quarter a year ago. Volumes shipped by our Premium Alloys Operations segment increased 30 percent, due to continued strong demand from energy and aerospace. Pounds sold by our Advanced Metals Operations segment increased 10 percent reflecting improvement in the industrial and consumer markets.

Although volumes grew, gross profit in the fourth quarter declined to $117.3 million, from $120.8 million a year earlier. The results reflect LIFO accounting effects related to changes in inventory levels and year to-year raw material costs, other impacts from the year-to-year difference in raw material costs, significant equipment upgrade activity, and general inflationary pressures.

Gross margin was 21.1 percent in the fourth quarter, compared to 22.7 percent in the 2007 fourth quarter. Adjusted for the dilutive impact of the surcharge revenue, the year-to-year difference in the lag effect in our surcharge mechanism, and the LIFO inventory effects, fourth quarter gross margin on a comparable basis would have been an estimated 30.0 percent compared with an estimated 32.5 percent in the 2007 fourth quarter.

Operating income for the fourth quarter was $72.7 million, down 17 percent compared with $87.4 million in the fourth quarter of 2007. The decline in operating income reflected lower gross profit, and an $11.2 million increase in SG&A expenses, primarily from the special litigation reserve, investments associated with driving our strategic initiatives, and other year-end items.

Adjusted for the lag effect, surcharge revenue, other inventory effects and the special litigation reserve, fourth quarter operating margin would have been an estimated 18.6 percent versus an estimated 22.9 percent in the same quarter a year earlier.

Other income in the fourth quarter was $1.9 million, compared with other income of $6.6 million in the 2007 fourth quarter. The decrease of $4.7 million or $0.07 per share primarily reflected lower interest income from invested cash.

The income tax provision for fourth quarter continuing operations totaled $23.2 million or 33.1 percent of pre-tax income, compared with an income tax provision of $29.5 million or 33.4 percent in last year’s fourth quarter.

Income from continuing operations was $46.9 million or $1.01 per diluted share, which includes a special reserve for litigation matters of $0.08 per share. This compared with 2007 fourth quarter income from continuing operations of $58.9 million or $1.12 per diluted share.

Aerospace market sales were $208.3 million, an increase of 10 percent compared with a year earlier. Excluding surcharge revenue, aerospace sales grew 12 percent over the fourth quarter of 2007. Aerospace results picked up in the second half of the fiscal year, consistent with the strong aircraft build schedule. There was relatively little change in demand seen from announced delays in the deliveries of the 787 and A380 airliners or the reductions in the U.S. domestic fleet.

Energy market sales increased to $76.2 million, 18 percent growth compared with the fourth quarter 2007. Excluding surcharge revenue, energy market sales increased 29 percent. Power generation sales showed significant gains due to strong demand for our materials for industrial gas turbines going to Europe, the Middle East and Asia Pacific. Oil and gas exploration remains strong as the number of directional drilling rigs increases around the world.

Industrial market sales were $121.6 million, up 4 percent from the fourth quarter a year earlier. Excluding surcharge, industrial sales rose 17 percent. Sales improved for weld wire and stainless grades supporting U.S. infrastructure projects, while there were offsets from lower demand in the semiconductor and valves and fittings segments.

Medical market sales were $39.4 million, an increase of 11 percent compared with the 2007 fourth quarter. Excluding surcharge revenue, medical sales grew 10 percent. The medical supply chain appears to have worked through its adjustment period from the last several quarters and is returning to more normal purchasing patterns.

Consumer market sales were $51.9 million, an 11 percent decrease compared with a year earlier. Excluding surcharge revenue, sales improved 6 percent. The results reflect good growth in electronics and sports, partially offset by weakness in the housing and construction markets.

Automotive market sales were $58.9 million, a decline of 14 percent from the same period a year ago. Excluding surcharge revenue, sales were down 6 percent. Our business continues to be impacted by the current weakness in the domestic auto market.

Sales outside the United States were $177.7 million for the fourth quarter, a 13 percent increase from the same quarter a year earlier. Sales improved in all major markets.

Fiscal Year 2008 Results

Net sales from continuing operations for the year were $1.953 billion, or 6 percent higher than a year ago. Excluding surcharge revenue, sales from continuing operations were $1.369 billion, 4 percent higher than a year ago.

Pounds shipped in FY2008 were 2 percent lower than last year. Pounds shipped by our Premium Alloys Operations segment increased 21 percent year on year, while our Advanced Metals Operations segment declined 7 percent.

Gross profit in FY2008 was $457.2 million, compared with $427.5 million a year earlier.

Operating income for FY 2008 was $309.1 million, up 2 percent compared with $304.4 million in 2007. Operating margin excluding surcharge was 22.6 percent in FY2008, compared to 23.1 percent in 2007.

Other income in FY 2008 was $24.2 million, compared with other income of $30.3 million in 2007.

The income tax provision for FY2008 continuing operations totaled $102.9 million or 32.9 percent of pre-tax income, compared with an income tax provision of $96.8 million or 31.0 percent last year.

For the year, income from continuing operations was $209.9 million or $4.31 per diluted share, compared with 2007 income from continuing operations of $215.2 million or $4.09 per diluted share.

Market data for fiscal 2008 is shown below.

Market	FY2008 Revenues (in millions)	% change from FY2007	% change from FY2007 w/o surcharges
Aerospace	$753.3	9%	2%
Energy	$241.2	41%	52%
Medical	$133.6	7%	Flat
Industrial	$419.5	(1%)	(3%)
Automotive	$221.0	(6%)	(6%)
Consumer	$184.9	(7%)	(3%)
International	$655.5	22%	n/a

Other Financial Items

Free cash flow for the fourth quarter excluding the acquisition and divestitures was $61.7 million, and $111.8 million for the year. Full year capital expenditures totaled $118.9 million, primarily reflecting Carpenter's ongoing expansion of its premium melt capacity. Total FY2007 capital expenditures were $47.1 million.

FY 2009 Outlook

“In the 2009 fiscal year, we expect continuing strong growth driven largely by the favorable industry dynamics in our key aerospace and energy markets,” said Stevens. “Our first half will be subject to capacity constraints on our premium melt products that should be relieved when the new melting facility and other equipment upgrades come on line around the beginning of the 2009 calendar year. We are well situated to respond to the challenges that the current economic conditions are presenting, and anticipate greater demand for our high performance materials as we pursue aggressive goals for new product development. We will also continue our focused efforts on operational excellence that are transforming a 120-year old business.

“We expect another year of record earnings and strong free cash flow,” continued Stevens, “although several factors will lead our second half comparisons to be stronger than the first half. Of note, we have had significant planned outages including an upgrade to our major rolling mill and an extended maintenance outage on our cleaning facilities that will carry into the first quarter.”

Pension Effects

During FY2008, the Company had net pension income associated with its pension and other post retirement benefit plans of $0.5 million. Based on the value of the plans’ assets and projected costs of the plans as of June 30, 2008, the Company will experience a non-cash net pension expense during fiscal 2009 of $20.1 million, which equates to a year-to-year difference in reported earnings of roughly $0.28 per share. The plans are well funded as of June 30, 2008, and the Company has had no required cash contributions to the plans since 1986.

Discontinued Operations

On June 30, 2008, Carpenter completed the sale of its metal shapes business, Rathbone Precision Metal, to Calvi Holdings, S.r.l., for $17.5 million in cash. Carpenter recorded a pre-tax gain in the quarter of $8.1 million, or $0.09 per share on an after-tax basis.

Results for the metal shapes business were reported as discontinued operations for the fourth quarter. Income from discontinued operations of $6.5 million compares with income of $2.4 million for the fourth quarter 2007. Details for the quarter and year, which includes the sale of our ceramics businesses in March, 2008, are as follows:

(millions)	Q4-2008	Q4-2007	FY2008	FY2007
Income from discontinued operations	$0.4	$4.7	$13.2	$19.0
Gain on sale, net of expenses	$8.1	--	$109.6	--
Income tax expense	($2.0)	($2.3)	($45.6)	($7.0)
Income from discontinued operations	$6.5	$2.4	$77.2	$12.0

Share Repurchase Program

Carpenter repurchased 3.1 million shares of its common stock during the fourth quarter for a total of $174 million, or an average price of $56.43 per share, under the $250 million share repurchase plan that was authorized by the Board of Directors on December 21, 2007. As of June 30, 2008, aggregate repurchases under this program and the previously completed $250 million share repurchase program totaled 7.6 million shares with an aggregate cost of $454 million, or an average price of $59.69/share. As of June 30, 2008, there were 45,295,770 shares of common stock outstanding.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, July 31st, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter and full year. Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007, its subsequent Forms 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Year Ended
	June 30		June 30

	2008	2007	2008	2007

NET SALES	$556.3	$533.2	$1,953.5	$1,839.0

Cost of sales	439.0	412.4	1,496.3	1,411.5
Gross profit	117.3	120.8	457.2	427.5

Selling, general and administrative expenses	44.6	33.4	148.1	123.1
Operating income	72.7	87.4	309.1	304.4

Interest expense	4.5	5.6	20.5	22.7
Other income, net	(1.9)	(6.6)	(24.2)	(30.3)

Income before income taxes	70.1	88.4	312.8	312.0
Income taxes	23.2	29.5	102.9	96.8
INCOME FROM CONTINUING OPERATIONS	46.9	58.9	209.9	215.2

INCOME FROM DISCONTINUED OPERATIONS	6.5	2.4	77.2	12.0

NET INCOME	$53.4	$61.3	$287.1	$227.2

EARNINGS PER COMMON SHARE - BASIC:
Income from continuing operations	$1.02	$1.12	$4.33	$4.16
Income from discontinued operations	$0.14	$0.05	$1.59	$0.24
NET INCOME PER SHARE - BASIC	$1.16	$1.17	$5.92	$4.40

EARNINGS PER COMMON SHARE - DILUTED:
Income from continuing operations	$1.01	$1.12	$4.31	$4.09
Income from discontinued operations	$0.14	$0.05	$1.58	$0.23
NET INCOME PER SHARE - DILUTED	$1.15	$1.17	$5.89	$4.32

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	46.1	52.3	48.5	51.5
Diluted	46.4	52.5	48.7	52.5

Cash dividends per common share	$0.18	$0.15	$0.63	$0.4875

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended
	June 30

	2008	2007

OPERATING ACTIVITIES:
Net income	$287.1	$227.2
Adjustments to reconcile net income to net cash provided from operations:
Depreciation	46.8	47.1
Amortization	2.4	1.6
Deferred income taxes	2.1	5.7
Net pension (income) expense	(0.1)	4.9
Net (gain) loss on asset disposals	(0.9)	1.3
Gain on sale of businesses	(109.6)	--
Changes in working capital and other:
Receivables	6.3	(63.9)
Inventories	17.4	(8.1)
Other current assets	(8.3)	(4.5)
Accounts payable	(56.1)	77.8
Accrued current liabilities	19.8	(14.6)
Other, net	11.6	0.6
Net cash provided from operating activities	218.5	275.1

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(118.9)	(47.1)
Proceeds from disposals of plant and equipment	1.5	--
Acquisition of business	(6.6)	--
Net proceeds from sale of businesses	149.5	--
Purchases of marketable securities	(366.2)	(680.3)
Sales of marketable securities	722.2	449.4
Net cash provided from (used for) investing activities	381.5	(278.0)

FINANCING ACTIVITIES:
Payments on long-term debt	(33.2)	(0.2)
Payments to acquire treasury stock	(425.2)	(28.9)
Dividends paid	(30.6)	(25.7)
Tax benefits on share-based compensation	1.0	7.7
Proceeds from common stock options exercised	0.7	4.2
Net cash used for financing activities	(487.3)	(42.9)

Effect of exchange rate changes on cash and cash equivalents	(10.2)	(6.2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	102.5	(52.0)
Cash and cash equivalents at beginning of period	300.8	352.8
Cash and cash equivalents at end of period	$403.3	$300.8

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30	June 30
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$403.3	$300.8
Marketable securities	5.3	372.7
Accounts receivable, net	285.1	303.2
Inventories	209.0	235.0
Deferred income taxes	16.4	13.3
Other current assets	44.2	30.7
Total current assets	963.3	1,255.7

Property, plant and equipment, net	583.8	537.4
Prepaid pension cost	51.5	132.4
Goodwill	35.2	46.4
Other intangibles	19.8	19.2
Other assets	55.2	34.6
Total assets	$1,708.8	$2,025.7

LIABILITIES
Current liabilities:
Accounts payable	$158.4	$215.9
Accrued liabilities	135.6	117.1
Current portion of long-term debt	23.0	33.2
Total current liabilities	317.0	366.2

Long-term debt, net of current portion	276.7	299.5
Accrued postretirement benefits	90.9	90.9
Deferred income taxes	98.4	143.5
Other liabilities	77.2	57.9
Total liabilities	860.2	958.0

STOCKHOLDERS' EQUITY
Common stock	273.0	272.8
Capital in excess of par value - common stock	197.5	191.6
Reinvested earnings	1,006.0	751.3
Common stock in treasury, at cost	(484.0)	(65.7)
Accumulated other comprehensive loss	(143.9)	(82.3)
Total stockholders' equity	848.6	1,067.7

Total liabilities and stockholders' equity	$1,708.8	$2,025.7

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Year Ended
	June 30		June 30

	2008	2007	2008	2007

Net sales:
Advanced Metals Operations	$393.1	$385.0	$1,390.7	$1,365.2
Premium Alloys Operations	167.0	148.8	575.7	475.7
Intersegment	(3.8)	(0.6)	(12.9)	(1.9)

Consolidated net sales	$556.3	$533.2	$1,953.5	$1,839.0

Operating income:
Advanced Metals Operations	$50.4	$55.3	$188.7	$202.9
Premium Alloys Operations	34.3	36.6	144.7	120.1
Corporate costs	(17.2)	(7.9)	(46.3)	(33.2)
Pension earnings, interest & deferrals	4.9	3.6	21.7	14.5
Intersegment	0.3	(0.2)	0.3	0.1

Consolidated operating income	$72.7	$87.4	$309.1	$304.4

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments to focus more effectively on our customers, end-use markets, and operational excellence goals. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended		Year Ended
	June 30		June 30
FREE CASH FLOW	2008	2007	2008	2007

Net cash provided from operations	$75.0	$128.4	$218.5	$275.1
Purchases of plant, equipment and software	(46.2)	(19.3)	(118.9)	(47.1)
Acquisition of business	--	--	(6.6)	--
Proceeds from disposals of plant and
equipment	0.1	(0.2)	1.5	--
Net proceeds from sale of businesses	6.5	--	149.5	--
Dividends paid	(8.5)	(7.8)	(30.6)	(25.7)
Free cash flow	$26.9	$101.1	$213.4	$202.3

	Three Months Ended		Year Ended
	June 30		June 30
FREE CASH FLOW EXCLUDING IMPACTS OF SALE AND ACQUISITION OF BUSINESSES	2008	2007	2008	2007

Net cash provided from operations	$75.0	$128.4	$218.5	$275.1
Increased payment of income tax liability associated with gain on sale of business	41.3	--	41.3	--
Purchases of plant, equipment and software	(46.2)	(19.3)	(118.9)	(47.1)
Proceeds from disposals of plant and
equipment	0.1	(0.2)	1.5	--
Dividends paid	(8.5)	(7.8)	(30.6)	(25.7)
Free cash flow	$61.7	$101.1	$111.8	$202.3

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Year Ended
	June 30		June 30
NET SALES BY MAJOR PRODUCT LINE	2008	2007	2008	2007

Product Line Excluding Surcharge:
Stainless steel	$133.9	$124.7	$459.7	$476.7
Special alloys	182.1	158.8	647.1	573.5
Titanium products	51.3	45.9	180.6	188.2
Tool and other steel	18.4	14.4	61.4	54.9
Other materials	5.6	5.7	20.2	23.4

Consolidated net sales excluding surcharge	$391.3	$349.5	$1,369.0	$1,316.7

Surcharge revenue	165.0	183.7	584.5	522.3

Consolidated net sales	$556.3	$533.2	$1,953.5	$1,839.0

CONTACT:
Carpenter Technology Corporation
Investor and Media Inquiries:
David A. Christiansen
610-208-3065
dchristiansen@cartech.com